Exhibit 99.1

Press Release #202004	FOR IMMEDIATE RELEASE	March 17, 2020

Enertopia Commissions NI 43-101 Report and Provides Company Update

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") is pleased to provide the following update.

The Company has commissioned it's maiden NI 43-101 resource report. We expect that this report will be ready by the mid to late April timeframe.

Robert McAllister, President and CEO, commented " We are very pleased to commission consultants Peek Consulting Inc. to undertake this work, given their extensive mineral expertise and current experience in the Lithium industry and specifically Clayton Valley, NV. With this engagement Enertopia will be able to disclose to the marketplace the size and grade of the Company's lithium deposit at Clayton Valley, Nevada. We are taking steps to fast-track the development with our plan to resume leach testing by putting the lithium enriched claystone into solution, which allows us to create a purer lithium brine solution for further processing using Ion exchange (IX) resins."

As well, we continue to explore strategic business opportunities and are engaged in progressing talks with respect to such joint ventures & strategic alliances in the clean energy marketplace. We will provide further details as discussions warrant.

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium, and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order  to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.